Exhibit 99

PRESS RELEASE

Investor Relations Contact: Rodger Levenson

(302) 571-7296

rlevenson@wsfsbank.com

Media Contact: Cortney Klein

(302) 571-5253

cklein@wsfsbank.com

January 27, 2016

WSFS Resumes Search for New Chief Financial Officer

WILMINGTON, Del. — WSFS Financial Corporation (NASDAQ:WSFS), the parent company of WSFS Bank, today announced that they are resuming their search for a new Chief Financial Officer. Kevin L. Thompson, who was recently named Chief Financial Officer, has decided to remain with his family in Utah and will not be joining the company.

As previously reported, members of Mr. Thompson’s immediate family were involved in a serious auto accident. A recent medical prognosis has indicated that full recovery will be difficult and prolonged, leading to the need for Kevin to remain close to his family. WSFS understands and applauds Kevin’s decision to put his family first during this difficult time, and wishes him and his family the very best.

Rodger Levenson, Executive Vice President and Chief Corporate Development Officer who previously served as Chief Commercial Banking Officer, will continue to serve as the interim Chief Financial Officer.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware and the Delaware Valley. As of December 31, 2015 WSFS Financial Corporation had $5.6 billion in assets on its balance sheet and $13.2 billion in fiduciary assets, including approximately $1.2 billion in assets under management. As of December 31, 2015, WSFS operates from 63 offices located in Delaware (44), Pennsylvania (17), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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